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                                                                     EXHIBIT 2.2

                                October 23, 2001

Stocker Resources, L.P.
500 Dallas, Suite 700
Houston, Texas  77002

Attention:  Mr. Timothy T. Stephens

Subject:        Crude Oil Sales Agreement dated April 1, 2001 between
                Tosco Refining Co. ("Tosco") and Plains Marketing, L.P. for Arroyo Grande Crude Oil (the "Tosco Agreement")

Dear Tim:

         This is to confirm our understanding and agreement that in the event the Crude Oil Marketing Agreement ("Marketing Agreement") dated November, 1998 among Plains Marketing, L.P. ("Plains Marketing") and Plains Resources Inc., et al., terminates prior to the termination of the Tosco Agreement, a copy of which is attached hereto as Exhibit "A", then in such event, the parties hereby agree that Stocker Resources, L.P.'s ("Stocker") Arroyo Grande oil production will nonetheless continue to be committed and sold to Plains Marketing for the term of the Tosco Agreement under the same terms and conditions as provided for in the Marketing Agreement (except for the term thereof). Further, if there is any conflict between the terms of the Marketing Agreement and the terms of this agreement, the terms of this agreement shall prevail.

         No person, including Tosco (and its successors and assigns) and its affiliates, other than the parties hereto is an intended beneficiary of this agreement or any portion hereof. Neither this agreement nor any of the rights or obligations hereunder may be assigned by a party without the other party's prior written consent. Plains Marketing shall indemnify and hold harmless Stocker, and its employees, and its controlling persons and affiliates, and their officers, directors and stockholders, from any liability, damage, deficiency, loss, penalty, cost or expense arising from or attributable to Plains Marketing's performance, or failure to perform for any reason (unless such failure to perform is caused by Stocker's failure to perform under the Marketing Agreement), under the Tosco Agreement.

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         Please confirm your agreement by signing and returning one copy of this letter.

         Thank you for your consideration.

                                         Very truly yours,

                                         PLAINS MARKETING, L.P.
                                         By Plains Marketing G.P. Inc.
                                         Its General Partner

                                         By:     /s/ Harry N. Pefanis
                                                 --------------------------
                                         Name:   Harry N. Pefanis
                                         Title:  President

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ACKNOWLEDGED AND AGREED:

STOCKER RESOURCES, L.P.
By Stocker Resources, Inc.
Its General Partner

By:      /s/ Timothy T. Stephens
         -----------------------------------
Name:    Timothy T. Stephens
Title:   Vice President and Secretary